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                          CADENCE DESIGN SYSTEMS, INC.
                              EMPLOYMENT AGREEMENT
                            WITH H. RAYMOND BINGHAM

    THIS AGREEMENT (the "Agreement") is made effective as of April 26, 1999, between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Company"), and H. RAYMOND BINGHAM ("Executive").

    WHEREAS, the Company is engaged in the electronic design automation software business;

    WHEREAS, Executive is currently employed by the Company as a senior executive; and

    WHEREAS, the Company desires to secure the services of Executive as President and Chief Executive Officer, and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

    NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

    1.  EFFECTIVE DATE AND DUTIES.

        1.1 EFFECTIVE DATE. The at-will employment of Executive by the Company hereunder shall commence upon the effective date of this Agreement (the "Commencement Date") and shall continue thereafter on the same terms and conditions until terminated.

        1.2 DUTIES. Executive shall have such duties as the Board of Directors of the Company (the "Board") may from time to time prescribe consistent with his position as President and Chief Executive Officer of the Company (the "Services"). Executive shall report directly to the Board.

        1.3 DEVOTION OF TIME. Executive shall devote his full business time, attention, energies and best efforts to the business of the Company; provided, however, that Executive may (1) maintain, and be re-elected to, any seats Executive currently holds on the board of directors of one or more corporations,
(2) sit on the board of directors of one or more additional corporations with the reasonable approval of the Board, (3) engage in charitable work, (4) manage Executive's own investments, and (5) conduct any other activities; provided, however, that any such activities do not materially conflict with or materially adversely affect Executive's duties as President and Chief Executive Officer of the Company.

        1.4 OFFICE. The Company shall maintain an office for Executive at the Company's corporate headquarters, which currently are located in San Jose, California.

        1.5 POSITIONS. The Board has elected Executive to the Board on or before the Commencement Date and the Board and the Company shall use their best efforts to have Executive elected and re-elected to the Board at each future Annual Stockholder Meeting at which Executive's membership on the Board shall be submitted to the Company's stockholders for their approval which is held during Executive's period of service as President and Chief Executive Officer of the Company.

    2. COMPENSATION. The Company shall pay to Executive, and Executive shall accept as full consideration for the Services, compensation consisting of the following:

        2.1 BASE SALARY. Company shall pay Executive Seven Hundred Thousand Dollars ($700,000) per year base salary ("Base Salary"), payable in installments in accordance with the Company's normal payroll practices, less such deductions or withholdings required by law or authorized by Executive. The Board or the Compensation Committee of the Board (the "Compensation Committee") shall review the amount of the Base Salary from time to time, but no less frequently than annually. Any increase approved during the first four (4) months of the Company's fiscal year shall become retroactively effective as of the beginning of such fiscal year, and any increase approved thereafter shall become effective on the date determined by the Board or the Compensation Committee, as appropriate.

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        2.2  BONUS.  Executive shall participate in the Company's Senior
Executive Bonus Plan, or its successor (the "Bonus Plan") at an annual target bonus of one hundred percent (100%) of Executive's Base Salary for the Company's fiscal year with respect to which such bonus shall be determined pursuant to the terms of such Bonus Plan. Such bonus shall be prorated from the Commencement Date for the remainder of 1999.

        2.3 STOCK OPTIONS. Executive shall be entitled to a grant of an additional nonqualified stock option for Eight Hundred Fifty Thousand (850,000) shares under the Company's 1987 Stock Option Plan (the "Stock Option Plan"), which was awarded by the Compensation Committee on May 7, 1999 (the "Option"). The Option shall be granted at one hundred percent (100%) of the fair market value of the Company's common stock on the date of grant, shall vest in accordance with the Company's vesting policy for additional grants to executive officers of the Company in effect on the date of the grant of the Option by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in that agreement documenting the Option.

        2.4 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in that Indemnification Agreement attached as Exhibit A.

    3. BENEFITS. Executive shall receive the same or greater pension, profit sharing, welfare benefits, fringe benefits, and other benefits and perquisites, valued in the aggregate, as the Board or the Compensation Committee provides to another key executive of the Company on the Commencement Date, and shall also receive any enhancements to any such benefit or perquisite that the Board or the Compensation Committee may determine to provide to a key executive of the Company in the future.

    4. BENEFITS UPON TERMINATION OF EMPLOYMENT. Executive's employment by the Company shall terminate immediately upon Executive's receipt of written notice of termination by the Company, upon the Company's receipt of written notice of termination by Executive, or upon Executive's death or permanent disability. Further, at the time of termination of employment, if requested by the Board, Executive shall submit his written resignation from the Board. "Permanent disability" shall mean any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months and which renders Executive unable to perform effectively the duties and responsibilities of his office. Except in connection with a termination for Cause (as defined in Section 4.2), or on account of permanent disability (as defined above) or death, or a voluntary termination by Executive other than upon or following Constructive Termination (as defined in Section 4.3), upon execution by Executive of an effective release of claims substantially in the form attached as Exhibit B, the final wording of which shall be determined by the Company (the "Release"), the Company shall provide Executive with termination benefits upon termination of employment as follows:

        4.1  TERMINATION BENEFITS.

            (a) The Company shall pay Executive an amount equal to one hundred and eighty percent (180%) of his Base Salary and annual target bonus in one lump sum amount. The Company shall use Executive's highest Base Salary and annual target bonus in effect at any time during the term of this Agreement for purposes of calculating the payment to Executive under this Section 4.1. All such amounts shall be paid by the Company as soon as administratively possible (i.e., no later than fifteen (15) days) following the first point in time that the Company is no longer prohibited from deducting such payments for income tax purposes under the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but not prior to the eighth day following Executive's execution of the Release.

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Amounts not paid to Executive within fifteen (15) days of Executive's termination of employment as a result of the application of the preceding sentence shall be credited to Executive's account under the Company's 1994 Nonqualified Deferred Compensation Plan. Upon payment, such amounts shall be reduced by applicable withholding taxes and other deductions required by law or authorized by Executive.

            (b) All of the unvested options and other stock awards held by Executive on the date of such termination (including unvested options and other stock awards outstanding on the Commencement Date) that would have vested over the succeeding thirty month (30 month) period had Executive continued to provide the Services during that period shall immediately vest and become exercisable in full on the date of Executive's termination of employment. This acceleration will have no effect on any other provisions of the stock awards, including but not limited to the provisions of the performance options dealing with the acceleration of vesting upon the achievement of performance milestones.

            (c) For a period of twelve (12) months following termination of employment, the Company shall continue to provide Executive with, and pay the full cost of, health, disability and life insurance coverage for Executive, his spouse and dependents that is commensurate with the coverage then provided to Executive, his spouse and dependents at the time of termination. The Company shall structure such health, disability and life insurance coverage as nontaxable benefits to the maximum extent possible, including, but not limited to, by characterizing such benefits as coverage to a former employee. Specifically for health insurance coverage, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, the Executive shall elect COBRA continuation coverage and the Company shall pay Executive and his covered dependents' COBRA continuation premiums for twelve (12) months following the date of termination of employment. Executive agrees to notify the General Counsel of the Company, in writing, immediately upon the commencement of health benefit coverage which would cause Executive's COBRA continuation coverage to cease.

    This Section 4.1(c) provides only for the Company's payment of COBRA continuation premiums for the periods specified above. This Section 4.1(c) is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents under any applicable law with respect to health insurance continuation coverage.

            (d) The Company shall also provide Executive with the benefits described in Section 5.5, but only in the event of Executive's involuntary termination of employment with the Company without Cause.

        4.2 DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud in the performance of the Services; (2) Executive's conviction or guilty plea with respect to any felony related to his employment (except for motor vehicle violations); or (3) Executive's material breach of this Agreement or the Employee Proprietary Information and Inventions Agreement referred to in Section 8 after written notice delivered to Executive of such breach and failure to cure such breach within thirty (30) days following Executive's receipt of such notice. The Company may not terminate Executive's employment for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was culpable for the conduct constituting "Cause" and specifying the particulars thereof.

        4.3  CONSTRUCTIVE TERMINATION.  Notwithstanding anything in Section 4 or
Section 5 to the contrary, Executive may voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination with full payment of the termination

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benefits and option vesting described in Section 4.1. For purposes of this
Agreement, "Constructive Termination" shall mean:

            (a) a material adverse change in Executive's position (including Executive's authority, powers, duties, responsibilities, title and/or reporting relationship to the Board) causing Executive's position to be of materially less stature or responsibility, unless Executive consents in writing to such change, and such a material adverse change shall in all events be deemed to occur if Executive no longer serves as President and Chief Executive Officer reporting to the Board, unless Executive consents in writing to such change;

            (b) a reduction, without Executive's written consent, in Executive's level of base compensation (including Base Salary as well as benefits and perquisites) in effect on the Commencement Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive's target bonus in effect on the Commencement Date (or such greater target bonus amount as may be in effect in the future) under the Bonus Plan;

            (c) a relocation of Executive's principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;

            (d) any material breach by the Company of any provision of this Agreement after written notice delivered to the Company of such breach and a reasonable opportunity to cure such breach (which opportunity shall not extend beyond a period of thirty (30) days from the date of delivery of written notice); or

            (e) any failure by the Company to obtain the assumption of this Agreement by any successor to the Company.

    5.  CHANGE IN CONTROL BENEFITS.

        5.1 During the period (if any) upon or following a Change in Control that Executive shall continue to provide the Services, then the terms and provisions of this Agreement shall continue in full force and effect, the Bonus Plan shall be interpreted and/or amended to evaluate Executive's achievement of goals as if the Company continued as an independent entity (unless Executive agrees in writing to a different form of cash incentive compensation plan), and Executive shall continue to vest in all of his unvested stock options and other stock awards as specified in the agreements documenting such options and stock awards.

        Should there occur a Change in Control (as defined below) and Executive's employment terminates for any reason upon or within three
(3) months prior to the Change in Control or upon or before thirteen (13) months following a Change in Control, then the following provisions shall become applicable in lieu of severance benefits otherwise payable under Section 4.

        5.2 In the event of (y) a termination of Executive's employment by the Company other than either for Cause or on account of permanent disability or death, or (z) a Constructive Termination of employment, upon execution by Executive of the Release, all the following benefits shall become due and payable:

            (a) The Company shall pay to Executive as severance pay in one lump sum amount, an amount equal to two hundred and fifty percent (250%) of Executive's Base Salary and annual target bonus in effect immediately prior to the time of such termination. The Company shall use Executive's highest Base Salary and annual target bonus in effect at any time during the term of this Agreement for purposes of calculating the payment to Executive under this
Section 5.2(a). All such amounts shall be paid by the Company as soon as administratively possible following such termination (i.e., no later than fifteen (15) days following such termination or on the date of the closing of a transaction constituting a Change in Control if at the time of termination the occurrence of the Change in Control remains uncertain), but not prior to the eighth day following Executive's execution of the Release. Upon payment, such amounts shall

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be reduced by applicable withholding taxes and all other deductions required by law or authorized by Executive.

            (b) All of the unvested options and other stock awards held by Executive on the date of such Change in Control (including performance options without regard as to whether or not any of the performance criteria have been satisfied and including all other stock awards outstanding on the Commencement
Date) shall immediately vest and become exercisable in full on the date of Executive's termination of employment, but not prior to the eighth (8th) day following Executive's execution of the Release, and shall remain exercisable for the period specified in the applicable option grant.

            (c)  In the event that Executive's termination occurs within three
(3) months prior to the occurrence of a Change in Control and Executive receives termination payments pursuant to Section 4 of this Agreement, any payments to which Executive may be entitled under this Section 5 shall be reduced by the payments received under Section 4. Notwithstanding the foregoing, for purposes of this Agreement, any payments made under Section 4 in these circumstances shall be treated as paid pursuant to this Section 5.

            (d) For purposes of this Section 5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

                (i) a sale, lease or other disposition of all or substantially all of the assets of the Company;

                (ii) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect ownership of more than eighty percent (80%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction;

                (iii) a merger or consolidation in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such transaction fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the securities of the Company (or if the Company is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled affiliate of any other entity) immediately following the transaction;

                (iv) any transaction or series of related transactions after which any person (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of voting securities of the Company representing twenty percent (20%) or more of the combined voting power of all of the voting securities of the Company;

                (v) in the event that the individuals who, as of the date immediately following the Company's 1999 Annual Meeting of Stockholders, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board.); or

                (vi)  the liquidation or dissolution of the Company.

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        For purposes of Section 5.2(d)(ii) and Section 5.2(d)(iii) above, any person who acquired securities of the Company prior to the occurrence of the specified transaction in contemplation of such transaction and who immediately after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation, as appropriate, (or if the Company or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) shall not be included in the group of stockholders of the Company immediately prior to such transaction.

        5.3 In the event that the benefits payable hereunder to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 5.3 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's benefits hereunder shall be either

            (i) provided to Executive in full, or

            (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this
Section 5.3 shall be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company's independent auditors (the "Accountants"). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days of his receipt of the Accountants' determination, and Executive has not disputed the Accountants' determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5.3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5.3. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.3.

        If, notwithstanding any reduction described in this Section 5.3, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the "Repayment Amount." The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

        Notwithstanding any other provision of this Section 5.3, if (i) there is a reduction in the payment of benefits as described in this Section 5.3, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if Executive's benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those benefits which were reduced pursuant to this

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subsection contemporaneously or as soon as administratively possible after
Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of benefits are maximized.

        5.4 For a period of twelve (12) months following termination of employment, the Company shall continue to provide Executive with, and pay the full cost of, health, disability and life insurance coverage for Executive, his spouse and dependents that is commensurate with the coverage then provided to Executive at the time of termination. The Company shall structure such health, disability and life insurance coverage as nontaxable benefits to the maximum extent possible, including, but not limited to, by characterizing such benefits as coverage, to a former employee. Specifically for health insurance coverage, to the extent permitted by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and by the Company's group health insurance policies, the Executive shall elect COBRA continuation coverage and the Company shall pay Executive and his covered dependents' COBRA continuation premiums for twelve
(12) months following the date of termination of employment. Executive agrees to notify the General Counsel of the Company, in writing, immediately upon the commencement of health benefit coverage, which would cause Executive's COBRA continuation coverage to cease.

        This Section 5.4 provides only for the Company's payment of COBRA continuation premiums for the periods specified above. This Section 5.4 is not intended to affect, nor does it affect, the rights of Executive, or Executive's covered dependents under any applicable law with respect to health insurance continuation coverage.

        5.5 If Executive is involved in any actual or threatened legal proceeding to enforce or defend his contractual rights under this Agreement upon or following the occurrence of a Change in Control, the Company shall reimburse Executive for all of the reasonable attorney fees and costs and other expenses incurred by Executive in connection therewith.

    6. DISPUTE RESOLUTION. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of Executive's employment or the termination of that employment with the Company, except for disputes regarding the interpretation of those agreements referred to in Section 9 and disputes involving the protection of the Company's intellectual property, shall be decided by confidential, final and binding arbitration conducted by the American Arbitration Association ("AAA"), under the then-existing AAA rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

    7. COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD. Following termination of employment by Executive, Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company, which period shall not exceed forty-five (45) days. Executive also agrees to participate as a witness in any litigation or agency proceeding to which the Company is a party at the request of the Company upon delivery to Executive of reasonable advance notice. Furthermore, Executive agrees to return all property of the Company in his possession or control to the Company within ten (10) days of his termination of employment, except to the extent that retention of any of such property is necessary or desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7.

    8. CONFIDENTIALITY. Executive agrees to execute the Employee Proprietary Rights and Inventions Agreement, attached hereto as Exhibit C, modified as mutually agreed by Executive and the Company in order to avoid any conflict with the terms of this Agreement.

    9.  GENERAL.

        9.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall

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neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

        9.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

        9.3 ATTORNEY FEES. The Company shall pay or reimburse Executive for all reasonable expenses incurred by Executive in connection with the negotiation, creation and implementation of this Agreement and any other agreements contemplated by this Agreement.

        9.4 MITIGATION. Executive shall not be required to mitigate damages or reduce the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the date of termination, or otherwise.

        9.5 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Company in care of the Chairman of the Board at the Company's principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which Executive may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in (b) above.

        9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

        9.7 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof.

        9.8 GOVERNING LAW. This Agreement shall be governed by the law of the State of California.

        9.9 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, as permitted by this Agreement, or as otherwise agreed to by the Company.

        9.10 DURATION. This Agreement is for no specific term, and either Executive or the Company may terminate this Agreement in writing at any time, for any reason or for no reason, with or without prior notice.

        9.11 AMENDMENTS. This Agreement and the terms and conditions of the matters addressed in this Agreement may only be amended in writing executed both by the Executive and a duly authorized representative of the Company.

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        9.12  SURVIVAL OF CERTAIN PROVISIONS.  Notwithstanding the termination of this Agreement in accordance with the provisions of Section 9.10 of the Agreement, the following provisions of the Agreement shall survive its termination: Executive's obligations under Sections 7 and 8, the Company's obligations to provide compensation earned through the termination of the employment relationship under Sections 2 and 3, the Company's obligation to provide severance benefits under Sections 4 and 5, the Company's obligation to indemnify Executive pursuant to Section 2.4 and the referenced Indemnification Agreement, the Company's obligation to reimburse Executive for expenses related to actual or threatened legal proceedings to the extent provided in
Section 5.5, and the dispute resolution provisions of Section 6.

    IN WITNESS WHEREOF, the parties have executed this Agreement on this 16th day of September, 1999.

CADENCE DESIGN SYSTEMS, INC.                      EXECUTIVE

By: /s/ R. L. Smith McKeithen                     /s/ H. Raymond Bingham
  ------------------------------------------      -------------------------------------------
                                                  H. Raymond Bingham
Name: R. L. Smith McKeithen
------------------------------------------

Title: Sr. VP & General Counsel
------------------------------------------

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